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                                                                     EXHIBIT 2.1

                          ASSET ASSIGNMENT AGREEMENT

     This ASSET ASSIGNMENT AGREEMENT (the "Agreement") dated as of December 28, 1998, is among NaviSite Internet Services Corporation, a Delaware corporation (the "Parent"), and NaviSite, Inc., a Delaware corporation and wholly-owned
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subsidiary of Parent (the "Subsidiary").
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                                  WITNESSETH

     WHEREAS, the Parent wishes to make a capital contribution in the form of certain assets of the Parent to the Subsidiary, and the Subsidiary wishes to receive such capital contribution from the Parent upon the terms and conditions of this Agreement;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:



                       SECTION 1 - ASSIGNMENT OF ASSETS

     1.1  Assignment of Assets.  Subject to the provisions of this Agreement,
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the Parent agrees to contribute and the Subsidiary agrees to receive, all of the properties and assets of the Parent related to the Parent's Internet server hosting business (including all of the Parent's membership interests in
Severcast Communications, LLC, a Delaware limited liability company), whether tangible and intangible, real, personal or mixed, and wherever located, including without limitation all cash, accounts receivable, inventory, equipment, intellectual property rights, copyrights, computer programs, and Parent's good will related to the Internet server hosting business; provided,
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however, that there shall be excluded from such contribution and assignment,
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Parent's properties and assets related to its business of providing wholesale dial-up access services for Internet Service Providers, and the Parent's stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Parent's organization or stock capitalization. The assets, property and business of Parent to be contributed and assigned to the Subsidiary or its designee under this Agreement are hereinafter sometimes referred to as the "Contributed
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Assets."
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     1.2  Assumption of Liabilities.  Upon the contribution and assignment of
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the Contributed Assets, the Subsidiary shall assume and agree to pay or discharge when due all the liabilities and obligations of Parent related or attributable to Parent's Internet server hosting services business (hereinafter, the "Assumed Liabilities"). Subsidiary shall not assume or be liable for (a) any
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obligation or liability of Parent, of any kind or nature, known, unknown, contingent or otherwise, related or attributable to Parent's business of providing wholesale dial-up access services for Internet Service Providers, or
(b) any liability or obligation owing to the Parent's stockholders.

          (a) Issuance of Shares.  In exchange for the contribution and
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assignment of the Contributed Assets to Subsidiary, at the Closing, the
Subsidiary shall issue and deliver to the Parent certificates representing 60,589 shares of Common Stock, $0.01 par value per share, and 1,323,953 shares of Series A Convertible Preferred Stock, $0.01 par value per share, (the Common Stock and Preferred Stock together, the "Shares") registered in the name of
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Parent.

     1.3  Transfer of Contributed Assets.  At the Closing, Parent shall deliver
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or cause to be delivered to the Subsidiary good and sufficient instruments of transfer transferring to the Subsidiary title to all of the Contributed Assets and shall effectively vest in the Subsidiary good title to all of the Contributed Assets free and clear of all liens, restrictions and encumbrances, except as otherwise disclosed herein.

     1.4  Delivery of Records and Contracts.  At the Closing, Parent shall
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deliver or cause to be delivered to the Subsidiary all written leases, contracts, commitments and rights evidencing Contributed Assets and Assumed Liabilities, with such assignments thereof and consents to assignments as are necessary to assure the Subsidiary of the full benefit of the same. Parent shall also deliver to the Subsidiary at the Closing all of Parent's business records, tax returns, books and other data relating to its assets, business and operations (except corporate records and other property of Parent excluded under Section 1.1) and Parent shall take all requisite steps to put the Subsidiary (or its designee) in actual possession and operating control of such assets and business of Parent.

                           SECTION 2 - MISCELLANEOUS

     2.1  Entire Agreement.  This Agreement (including the Schedules) and all
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other documents executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to

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the exchange of the Shares and the Contributed Assets and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

     2.2  Governing Law.  This Agreement shall be governed and construed in
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accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of law principles.

     2.3  Binding Effect; No Assignment.  This Agreement shall be binding upon
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and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law or by the Subsidiary to any of its affiliates.

     2.4  Variations in Pronouns.  All pronouns and variations thereof refer to
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the masculine, feminine or neuter, singular or plural, as the context may require.

     2.5  Counterparts.  This Agreement may be executed by the parties hereto in
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separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     2.6  Exhibits and Schedules.  The Exhibits and Schedules are a part of this
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Agreement as if fully set forth herein.  All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     2.7  Headings.  The headings in this Agreement are for reference only, and
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shall not affect the interpretation of this Agreement.



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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.


                         NAVISITE, INC. ("SUBSIDIARY")



                         /s/ Robert B. Eisenberg
                         -------------------------------------------------------
                         By:
                         Title:

                         NAVISITE INTERNET
                         SERVICES CORPORATION ("PARENT")



                         /s/ Robert B. Eisenberg
                         -------------------------------------------------------
                         By:
                         Title:

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